Issuer Free Writing Prospectus dated April 10, 2015

Filed Pursuant to Rule 433

Registration Statement No. 333-201283

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The Universal Flu Vaccine



BiondVax Pharmaceuticals Ltd.

Corporate Presentation

Dr. Ron Babecoff, CEO
Uri Ben-Or, CFO

Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-201283

Forward Looking Statements

This presentation constitutes a "free writing prospectus," or a portion thereof, required to be filed by the Company with the Commission or retained by the Company under Rule 433 to the Securities Act.

All statements in this communication, other than those relating to historical facts, are "forward-looking statements". These forward-looking statements concerning our business and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. However, these forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, involve known and unknown risks, many of which are beyond our control, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from our expectation include, among others: BiondVax's ability to successfully develop and commercialize its pharmaceutical product; the progress and results of any clinical trials; the introduction of competing products; the impact of any changes in regulation and legislation that could affect the pharmaceutical industry; the difficulty in receiving the regulatory approvals to commercialize BiondVax's product candidate; the difficulty to evaluate business prospects; lack of sufficient funding to finance the clinical trials; termination of license agreement with Yeda which is the owner of certain patents, patent applications and other intellectual property, as a result of dispute that can arise with Yeda or the failure of BiondVax to comply with financial and other terms of the license; the difficulty of predicting the U.S.A FDA; the regulatory environment and changes in the health policies and structures in the countries in which we operate; changes in worldwide pharmaceutical industry; European Medicines Agency and other regulatory authority approvals; natural disasters; labor disputes; rising interest rates; general market, political or economic conditions in the countries in which we operate; pension and health insurance liabilities; volatility or crises In the financial market; arbitration, litigation and regulatory proceedings; and war or acts of terror;

In some cases, you can identify forward-looking statements by terms including ''anticipates,'' ''believes,'' "could,'' ''estimates," "expects," ''intends," "may," "plans," ''potential,'' "predicts," "projects," "should,'' ''will," "would," and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not unduly rely on any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this presentation, to conform these statements to actual results or to changes in our expectations. These forward-looking statements speak only as of the date of this presentation, and we assume no obligation to update or revise these forward-looking statements for any reason.

BiondVax Ltd. (the "Company") is an "emerging growth company" as defined under the Securities Act of 1933, as amended (the "Act"). These slides and the accompanying oral presentation are intended to qualify as communications permitted pursuant to Section 5(d) of the Act. The Company has filed a registration statement (including a prospectus) under the Act with the SEC for the transaction to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The most recent amendment to the Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1611747/000121390015002528/0001213900-15-002528-index.htm

Free Writing Prospectus Statement

This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on SEC web site at www.sec.gov. The preliminary prospectus, dated April 8, 2015, is available on the SEC web site at http://www.sec.gov/Archives/edgar/data/1611747/000121390015002528/0001213900-15-002528-index.htm. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com.

Offering Summary

Issuer	BiondVax Pharmaceuticals Ltd.
Exchange/Listing	TASE: BNDX Nasdaq: BVXV
Offering Size	Approx. $9,000,000 of ADSs (100% Primary)
Over-Allotment	15% (100% Primary)
Use of Proceeds	• Complete two ongoing Phase 2 studies (BVX-006, BVX-007) • Contract CMO for Phase 3 clinical grade material • Working Capital & General Corporate Purposes
Sole Book-Runner	Aegis Capital Corp.

Investment Highlights

- **Significant limitations of current flu vaccines**
- **BiondVax Universal Flu Vaccine - One vaccine for any and every flu**
- **Advanced clinical stage - Progressing toward Phase 3**
- **Strong market opportunity – Addressing multi-billion dollar market[1]**
- **First mover advantage and best in class potential**

→ **Game changer for the world healthcare system**

BiondVax Pharmaceuticals Ltd.

[2] Datamonitor report: DMKC0107117, Publication Date: 18/11/2013


Flu
infects
up to 20%
of the
population
each year
... and kills

The Washington Post

This Season's Flu activity has reached the epidemic threshold, the CDC says

December 30, 2014

abc NEWS

Flu Activity Worsens Nationwide, CDC Reports

January 5, 2015

The New York Times

Flu vaccine not working well; only 23 percent effective

January 15, 2015

THE COMMITTEE ON ENERGY AND COMMERCE

MEMORANDUM

February 1, 2015

TO: Members, Subcommittee on Oversight and Investigations

FROM: Committee Majority Staff

RE: Hearing on "Examining the U.S. Public Health Response to Seasonal Influenza"

http://docs.house.gov/meetings/IF/IF02/20150203/102879/HHRG-114-IF02-20150203-SD002.pdf

The New York Times

Dec. 30, 2014

This Year's Flu Nears Peak of a Previous Bad Season

Flu season has just started, but the rate is higher than the peak for most recent years, and still rising.

The Telegraph

NHS crisis fears as flu levels hit a three-year high

December 18, 2014

BBC NEWS

Flu jabs needed 'immediately' after hospital outbreaks

December 16, 2014

Seasonal Flu

A Seasonal Problem…

- Fast mutating virus: different, unpredictable, new strain appears every year
- 23,000 deaths[1] on average including 21,000 elderly and about 200,000 hospitalizations[2] in US per year
- 8th leading cause of death[3] in the US, Worldwide death toll of 250,000 to 500,000 annually[4]
- $87B economic burden[5] in the US of which $56B is in the elderly



Current solutions fall short

- Last year's vaccine is ineffective against next year's flu strain
- Next year's seasonal flu vaccine is an educated guess
- ~6 month lag in production of strain specific vaccines

[1] http://www.cdc.gov/mmwr/preview/mmwrhtml/mm5933a1.htm#tab2; [2] http://www.cdc.gov/flu/about/qa/disease.htm;
[3] http://www.cdc.gov/nchs/fastats/deaths.htm; [4] http://www.who.int/mediacentre/factsheets/fs211/en/
[5] Molinari et. al, The annual impact of seasonal influenza in the US, Vaccine 25 (2007) 5086–5096

Seasonal Vaccine Effectiveness 40% on AVG

AP Associated Press

Flu vaccine, falling short against 2014-15 strain, dominates Congressional hearing[1]

By Associated Press
on February 03, 2015 at 5:40 PM

"It's the fourth time in 20 years there's been an ***important mismatch*** *with the vaccine, she said."*

"Stay tuned, said NIH's Fauci: Researchers are working hard to create a ***universal flu vaccine*** *to work against most strains."*



Dr. Anne Schuchat, director of the National Center for Immunization and Respiratory Diseases at the U.S. Centers for Disease Control and Prevention, testifies Tuesday in Washington, D.C., before the House Energy and Commerce subcommittee hearing looking into the effectiveness of vaccines in the wake of a measles outbreak and the exceptionally severe flu season. Federal health officials faced tough questioning Tuesday about why this year's flu vaccine isn't giving good protection against the winter menace. *(AP Photo)*

AP By Associated Press
Follow on Twitter
on February 03, 2015 at 5:40 PM, updated February 03, 2015 at 5:41 PM
Print

CDC: Seasonal Influenza Vaccine Effectiveness (VE)[2]


Flu Season
Adjusted Overall VE (%)
2004-05
10%
2005-06
21%
2006-07
52%
2007-08
37%
2009-10
56%
2010-11
60%
2011-12
47%
2012-13
49%
2013-14
51%
2014-15
19%

[1] http://www.lehighvalleylive.com/breaking-news/index.ssf/2015/02/flu_vaccine_falling_short_agai.html
[2] http://www.cdc.gov/flu/professionals/vaccination/effectiveness-studies.htm?mobile=nocontent

Pandemic Flu



TIME
SEPTEMBER 26, 2005
IRAQ: IS IT TOO LATE TO WIN THIS WAR?
AVIAN FLU
DEATH THREAT
SPECIAL REPORT: Inside the global race to avert a pandemic



HAASS ON THE WARS OF IRAQ
ANNA QUINDLEN'S FAREWELL
Newsweek
FEAR & THE FLU
THE NEW AGE OF PANDEMICS
BY LAURIE GARRETT



Newsweek
The Bird Flu
The Race To Prevent A Global Epidemic



6,000,000 DEATHS FROM INFLUENZA

This Is Estimate For World For Past 12 Weeks:

RECALLS BLACK DEATH

"Flu" Five Times Deadlier Than World War.

LONDON, Dec. 19.—Canadian Press, via Reuter's.)—The Times' medical correspondent says that it seems reasonable to believe that about 6,000,000 persons perished from influenza pneumonia during the past 12 weeks. It has been estimated that the war caused the death of 20,000,000 persons in four and a half years.

Thus, the correspondent points out, influenza has proved itself five times deadlier than war, because, in the same

… and the Pandemic Clock is Ticking[1]

- 1918 Spanish Flu[2] took the lives of **50-100M people**, **3-5%** of the world's population at the time
- The Spanish Flu cost to global GDP[3] was **4.8%** or over **$3T** in today's dollars
- There have been **4 flu pandemics** in the 20th century
- Last pandemic was **2009 Swine flu**; official outbreak was April, vaccine wasn't available until November
- Manufacture of Pandemic vaccine **lowers production capacity** from Seasonal vaccine



[1] http://www.thefreelibrary.com/Experts+Say+Clock+Is+Ticking+for+Next+Flu+Pandemic.-a053059893
[2] 1918 Influenza: the Mother of All Pandemics, Volume 12, Number 1—January 2006, CDC
[3] World Bank World Development Report 2014 Covering Pandemic Risk

The Solution: BiondVax's Universal Flu Vaccine

The Influenza Virus

Target Common Regions

Nine common regions of flu strains are connected to make one recombinant protein called M-001 produced in *E.coli*


Matrix protein (M_1)
NucleoProtein (NP)
HemAgglutinin (HA)
BiondVax
M-001

Universal Flu Vaccine

The common denominator

BiondVax's M-001	Current
Universal: Broad converge	Strain specific
Single formulation covering all flu strains & year-round vaccination	New vaccine every year
Quick, robust year-round production (6-8 weeks)	Long (4-6 month) production cycle
Activates both arms of the immune system, can serve as a primer	Limited effect
Non allergenic	Hen egg allergy

The solution: immunize against the constants

BiondVax: The Opportunity

BiondVax: Specializing in Immuno-modulation

- **Technology** for developing catch-all vaccines
- **Universal by Design**: covering seasonal and pandemic flu strains
- Currently in **advanced Phase 2** : two studies completed (IL); two ongoing (IL, EU)

Strong IP position

- **Several patent families** covering compositions, uses and production aspects, expiration to 2031 (extendable)

Significant market opportunity

- **First mover** advantage and best-in-class
- World healthcare system **game changer**

BiondVax Pharmaceuticals Ltd.

BiondVax's: Milestones & Track Record

WEIZMANN INSTITUTE OF SCIENCE

Weizmann Institute
Prof Ruth Arnon

Mid 90's



COPAXONE

TEVA PHARMACEUTICALS

2005

BiondVax Operational

June 2007
TASE:BNDX

2008

1st of two
Phase 1/2 (IL)

2010

1st of two
Phase 2 (IL)

BiondVax
Today

2017/18

EOP2M[1]
Phase 3 ready

FDA

EUROPEAN MEDICINES AGENCY
SCIENCE MEDICINES HEALTH

Upcoming Milestones

- Q2 2015: BVX-006 trial (Israel) results
- Q4 2015: BVX-007 trial (Europe) initiation
- H2 2015: Contracting CMO for clinical phase 3 and commercial batches
- H2 2016: BVX-007 trial (Europe) results

[1] End of Phase 2 Meeting with the FDA prior to phase 3

Clear Regulatory & Go-To-Market Strategy

Two pathways for multiple indications:

A. Prime (M-001) **/ Boost** (HA-vaccine) **regimen** using existing marker

B. Reduction of illness rate and severity Clinical efficacy

Pandemic Primer (A)
National Stockpile
- Critical workforce: 15% population
- Huge market potential[1]

Seasonal Primer (A+B)
Elderly
- Yearly: ~15% population
- Huge market potential[2]

Universal Flu Vaccine (B)
Standalone
- Seasonal & pandemic coverage
- Vaccination once every 3-5 years
- Year round, low-cost, fast production cycle
- Significant savings for healthcare system
- Huge market potential

2017/18 EOP2M[3] → Ph3 **Seasonal Primer** *or* Ph3 **Pandemic Primer** → FDA ($) *First marketing authorization* → Ph4 **Seasonal Primer** → *Permanent marketing Authorization: Seasonal* → Ph3 **Universal Standalone Vaccine** → *Universal Standalone vaccine authorization*

[1]US population 320M, critical workforce 15% population, third of stockpile replaced annually at a $25 cost per regimen;
Critical workforce: i.e. medical staff, security forces and at risk populations
[2]US population 320M, 15% elderly, 50% penetration rate, $21 cost per regimen ; [3] End of Phase 2 Meeting with the FDA prior to phase 3

Pandemic Preparedness Plan (PPP)



Pandemic Declaration
Today's situation:
1st Vaccination
2nd Vaccination
1 2 3 4 5 6 7 8 9 months
Saving time = Saving lives
BiondVax's PPP:
Pandemic Primer From stockpile
Strain-specific Vaccination

BiondVax's PPP key benefits

- ✓ National stockpile for **critical workforce**[1] **- 15%** of population: medical staff, security forces and at risk populations
- ✓ Vaccination schedule starts **immediately** upon **any** pandemic declaration (instead of 6 months later)
- ✓ **More subjects reach level of protection** against pandemic and evolving strains after **only one boost**



[1] Influenza A (H5N1) Vaccine Stockpile and Inter-Pandemic Vaccine Use (WHO): www.who.int/immunization/sage/meetings/2013/november/SAGE_WG_H5vaccine_background_paper_16Oct2013_v4.pdf

M-001 Enhances Pandemic Vaccines

Human clinical trial: Age 65+
Subset from BVX-005
Swine H1N1


% Seroconversion (HAI)
70
60
50
40
30
20
10
0
*
H1N1
M-001+H1N1

Mouse Model


Avian H5N1
Clade 1
*
% Seroconversion (HAI)
100
80
60
40
20
0
H5N1 vaccine
M-001 + H5N1 vaccine


Avian H7
*
% Seroconversion (HAI)
100
80
60
40
20
0
H7 vaccine
M-001+H7 vaccine

Broadened coverage
H5 and H7 Strains NOT in vaccine


% Seroconversion (HAI)
100
80
60
40
20
0
*
clade 2.1
clade 2.2
clade 2.3
H5N1 Avian strains
M-001+ H5N1 Avian


% Seroconversion
100
80
60
40
20
0
H7N3
H7N7
H7N9
H7 Avian strains
M-001+ H5N1 Avian

[1] **Seroconversion:** % of subject with mean fold increase in HAI GMT ≥4x and HAI GMT≥ 1:40 post-immunization
* P<0.05

The Elderly – At Risk and In Need



Influenza worsens outcomes of chronic illness

- ~90% of seasonal flu related death occurs in elderly
- ~80% of elderly 65+ suffer chronic illnesses
- Elderly flu cost estimated[1] at $56B per year (hospitalization, mortality, lost earnings)


Flu vaccine effectiveness
CDC estimates[2]
100%
80%
60%
40%
20%
0%
General Population
Elderly
General Population
Elderly
47%
43%
52%
32%
2011/12
2012/13

Current vaccines: limited protection in the elderly

- Limited vaccine effectiveness for all age groups
- Even more so for the elderly

[1] Molinari et. al, The annual impact of seasonal influenza in the US, Vaccine 25 (2007) 5086–5096
[2] CDC, May 9 2014 , http://www.cdc.gov/flu/news/flu-study-hospitalizations.htm#note

M-001: Human Clinical Trial Efficacy

More people seroconverted (HAI[1]) to all vaccine strains tested

BVX-003: Older Adults (age 55-75 Year)


TIV
Twice M-001 + TIV
% Seroconversion
80
70
60
50
40
30
20
10
0
A/Brisbane/59/07
A/Brisbane/10/07
B/Brisbane/60/08

BVX-003: 500 mcg M-001 twice, TIV (Sanofi, Vaxigrip 2009) and Placebo (either PBS or adjuvanted PBS)

BVX-005: Elderly (age 65+ Year)


TIV
M-001 once + TIV
% Seroconversion
50
45
40
35
30
25
20
15
10
5
0
*
A/California/7/09 H1
A/Perth/16/09 H3
B/Brisbane/60/08
H1N1 pandemic swine flu strain

BVX-005: 500 mcg M-001 ONCE, TIV (Sanofi, Vaxigrip 2011) and Placebo (PBS). * p=0.07

[1] **Hemagglutination Inhibition (HAI)** is used as marker of efficacy for influenza vaccines
Seroconversion: % of subjects with mean fold increase in HAI GMT ≥4x and HAI GMT≥ 1:40 post-immunization

PBMC Proliferation to M-001 in Adults

Data from BVX-002 & BVX-003 trials

Significant PBMC Proliferation to Multimeric-001

Indicates that immune system of immunized participants is fighting the virus when exposed to it

Younger Adults BVX-002

Older Adults BVX-003


45,000
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
CPM (Delta Day 42-Day 0)
*
**
**
**
Adj PBS
Adj M500
Adj M250
PBS
M500
M250
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
CPM (Delta Day 42 - Day 0)
*
*
*
**
Adj PBS
Adj M500
Adj M250
PBS
M500
M250

* $p \le 0.05$; ** $p \le 0.15$

After 2 M-001 administrations IM, PBMCs were isolated and exposed ex vivo to M-001. Proliferation was measured by H^3 uptake. IFN-gamma secretion was measured using ELISA in the supernatant of the proliferating cells

Significant Proliferation to Flu viruses in Young Adults

Data from BVX-002 trial

Lymphocyte Proliferation Across Multiple Flu Strains and Peptides

Indicates that immune system of immunized participants is fighting the virus when exposed to it



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
% Responders
PBS
M500
*
A/NC/20/99 H1
A/California/7/07 H3
B/Malaysia/2506/04
HA Th peptide
NP Th peptide
Multimeric-001

* $p \leq 0.05$

Responder: ratio ≥2 in cpm post/pre immunization with 0.5mg M-001 (non adjuvanted)

CD4 & IFN-gamma Production in Elderly

Data from BVX-005 trial

Priming with M-001 elicits broad and high cellular response



Baseline
Day 42 (After M-001 x2)
* P<0.05
% positive of all CD4 cells (Mean + SE)
0.3
0.25
0.2
0.15
0.1
0.05
0
*
*
*
*
*
A/Brisbane/10/07 H3N2
A/California/7/09 H1N1
A/Perth/16/09 H3N2
B/Brisbane/60/08
Flumist 2011
Viral antigen:
NP
HA
HA
HA
Live cold-adapted

BVX 005 in 65+ (N=10): Peripheral blood mononuclear cells (PBMCs) from whole blood were exposed ex vivo to 6mcg of each indicated antigen. Intracellular staining for IFN-gamma and CD4 frequencies were analysed by FACS. % calculated of IFN –g positive cells out of total CD4 cells

CD8 & IFN-gamma Production in Elderly

Data from BVX-005 trial

Priming with M-001 elicits broad and high cellular response



% positive of all CD8 cells (Mean + SE)
0.45
0.4
0.35
0.3
0.25
0.2
0.15
0.1
0.05
0
Baseline
Day 42 (after M-001 x2)
* P<0.05
*
*
A/Brisbane/10/07 H3N2
A/California/7/09 H1N1
A/Perth/16/09 H3N2
B/Brisbane/60/08
Flumist 2011
Viral antigen:
NP
HA
HA
HA
Live cold-adapted

BVX 005 in 65+ (N=10): Peripheral blood mononuclear cells (PBMCs) from whole blood were exposed ex vivo to 6mcg of each indicated antigen. Intracellular staining for IFN-gamma and CD8 frequencies were analysed by FACS. % calculated of IFN –g positive cells out of total CD8 cells

Four Successful Clinical Trials

M-001: Safe and Immunogenic in Young Adults to Elderly

- **No** treatment-related Severe Adverse Events
- Most adverse events were **mild**
- All adverse events observed were **transient**
- **Both Cellular and Humoral immunity are induced**

Phase	Trial	Year	Population (age)	Total Patients	Status	Results
1/2	BVX-002	2009	Younger Adults (18-49)	63	Completed (IL)	M-001 was well tolerated and a humoral and cellular immune reaction was revealed
1/2	BVX-003	2010	Older Adults (55-75)	60	Completed (IL)	
2	BVX-004	2011	Younger Adults (18-49)	200	Completed (IL)	
2	BVX-005	2012	Elderly (65+)	120	Completed (IL)	
				443		
2	BVX-006	2014	Older Adults (50-65)	36	Ongoing (IL, results expected Q2, 2015)	
2	BVX-007	2015	Adults (18-60)	222	Ongoing (EU, results expected H2, 2016)	

Flu Vaccines – A Large and Growing Market

Global Flu Vaccine Sales - 2013[1]

Global Flu Vaccine Sales – 2013
Expected to grow to 5.3B in 21/22 ~5.73% CAGR

Others
2014: Pfizer bought Baxter's Flu vaccine unit

sanofi pasteur
$1,077M

AstraZeneca
$245M


Others
19%
Sanofi
33%
AZ
11%
GSK
18%
CSL+Novartis
19%

gsk GlaxoSmithKline
$395M

2014: GSK bought Novartis' vaccine unit except the Flu

CSL
2014: CSL bought Novartis' Flu vaccine unit
$432M

Flu Vaccine Market

Seasonal Flu

- **$3.2B** (12/13) to **$5.3B**(21/22) worldwide[2]
- US: $1.4B (2012) to $2.6B (21/22)[2]
- ~140M doses in the US[2]
- Forecasted **CAGR of 5.73%**[2]

Pandemic Flu

- Swine Flu (A/H1N1) 2009 + first half of 2010 sales: **~$6.4B** worldwide by Novartis, GSK and Sanofi (on top of seasonal flu vaccine sales)[3]
- *"…part of the **national strategy for pandemic influenza**, the United States' plan is to stockpile enough pre-pandemic influenza vaccines to **cover 20 million** in the critical workforce."*[4]
- *"The United States has spent approximately **$1 billion** in these [H5N1 flu vaccine stockpile] efforts to date."*[4]

[1] PharmaPoint: Seasonal Influenza Vaccines - Global Drug Forecast and Market Analysis to 2022: Event-Driven Update, Feb, 2014
[2] Datamonitor report: DMKC0107117, Publication Date: 18/11/2013
[3] http://www.datamonitor.com/store/News/vaccine_market_overview_2010?productid=8F57A031-D082-4C88-957D-345C1595 2748
[4] http://www.who.int/immunization/sage/meetings/2013/november/SAGE_WG_H5vaccine_background_paper_16Oct2013_v4.pdf

BiondVax: First-in-class, Best-in-class

	Product	Technology	Phase		
			Pre-clinical	Phase 1	Phase 2
BiondVax Pharmaceuticals Ltd.	M-001	Multimeric protein B- & T-cell peptides (HA, M1, NP)		N=443*	
IMMUNE TARGETING SYSTEMS	Flunisyn	Fluoro-conj. T-cell peptides (PA, PB1, PB2, NP, M1)	N=217		
SEEK (ex. PepTCell)	Flu-v	4 T-cell peptides		N=80	
inovio PHARMACEUTICALS	SynCon	DNA constructs encoding HA proteins	N=60		
FluGen	REDEE FLU	Single replication virus, M2SR			
Academic labs	Various	Stalk-based; COBRA; NP-M1 in MVA			

*Clinical trials conducted in Israel

Our Proposed Opportunity

Public

NOVAVAX

NVAX: NASDAQ
- MCap ~$1.4B based on its VLP production platform for RSV vaccine and seasonal influenza (Ph2)

inovio

INO: NYSE
- Mcap ~$500M based on its DNA vaccine technology for HPV vaccine (Ph2) and influenza vaccine (Ph1)

M&A

okairos from genes to vaccines

GSK Acquisition - 2013
- $325M in cash for genetic vaccine platform based on adenoviral vector for HCV & Malaria vaccines (Ph2), and HIV & RSV (Ph1), and universal influenza vaccine (Pre-clinical)

medicago

Mitsubishi Tanabe Acquisition - 2013
- $357M in cash for VLP production platform in tobacco for pandemic (Ph2) and seasonal QIV (Ph1) influenza vaccines

BiondVax Pharmaceuticals Ltd.

- ✓ Multiple products
- ✓ Addressing multi-billion dollar market[1]
- ✓ Advanced Phase 2, preparing for Phase 3
- ✓ Consistent data indicating safety and superior efficacy
- ✓ Market Cap currently at a significant discount

[2] Datamonitor report: DMKC0107117, Publication Date: 18/11/2013

Use of Proceeds

- Cash and cash equivalents including marketable securities (Q4, 2014): $3.5 M
- Offering size: $9.3 M
- Net proceeds: $7.74 M
- Completing two ongoing Phase 2 studies (BVX-006, BVX-007): $0.5 M
- Contracting CMO for Phase 3 clinical grade material: $2 M
- Remainder for R&D & general corporate purposes (at $250K/m): ~3 Years

BiondVax Pharmaceuticals Ltd.

Summary Financial Data 2014

- IFRS; calendar year basis
- IFRS similar to US GAAP
- $2.1 M operating loss in YTD-2014
- 16 employees
- Typical Financial Statement for late stage development company

Statement of operations

($ in K)	Year ended Dec 31, 2014
Research and development, net	1,412
General and administrative	682
Operating loss	2,094

- $22 M Invested as of Dec 31,2014
- No debt
- $3.6 M royalty-based liabilities from OCS grants (off balance sheet)
- Market Cap of ~$10 M

Balance sheet

($ in M)	As of Dec 31, 2014
Cash and cash equivalents	2.5
Marketable securities	1.0
Other receivables	0.3
Fixed assets, net	0.7
Liabilities	(0.5)
Total assets ,net	**4.3**

Cap Table

As of April 1, 2015	Shares Outstanding	ADS Equivalent	%
	ADS-Shares 1:40 ratio		
Ordinary shares	54,297,367	1,357,434	71.97%
Options[1]	3,505,769	87,644	4.65%
Options (Series 3)[2]	5,650,000	141,250	7.49%
Options (Series 4)[3]	5,685,000	142,125	7.54%
Options (Series 5)[4]	6,302,000	157,550	8.35%
Fully Diluted Shares Outstanding	75,440,136	1,886,003	100.00%

1) Options have a weighted average exercise price of NIS 0.57 (or $0.15) per share; ($6.00 ADS equivalent)

2) Options (Series 3) have a weighted average exercise price of NIS 1.80 (or $0.46) per share; ($18.40 ADS equivalent)

3) Options (Series 4) have a weighted average exercise price of NIS 1.50 (or $0.39) per share; ($15.60 ADS equivalent), and

4) Options (Series 5) have a weighted average exercise price of NIS 1.50 (or $0.39) per share ($15.60 ADS equivalent).

Conclusion

- **Significant limitations of current flu vaccines**
- **BiondVax Universal Flu Vaccine - One vaccine for any and every flu**
- **Advanced clinical stage - Progressing toward phase 3**
- **Strong market opportunity - Addressing multi-billion dollar market[1]**
- **First mover advantage and best in class potential**

→ Game changer for the world healthcare system

BiondVax Pharmaceuticals Ltd.

[2] Datamonitor report: DMKC0107117, Publication Date: 18/11/2013

A Game Changer for Influenza



BiondVax
Pharmaceuticals Ltd.

Thank You!

Leadership - Management

Management	
Ron Babecoff, DMV Founder President and CEO	Degree from University of Liège (ULG), Omrix Biopharmaceuticals Ltd (Marketing Manager), Dexcel Pharma (Regional Export Manager)
Tamar Ben-Yedidia, PhD CSO	Degree from Weizmann Institute of Science, Assistant professor at the Weizmann Institute of Science, Biotechnology General Ltd (R&D Lab Manager)
Uri Ben-Or, CPA, MBA CFO	Degree from College of Administration Glycominds Ltd. (VP Finance), Menorah Capital Markets (Comptroller)
Shimon Hassin, PhD COO	Degree from University of Maryland Biotechnology Institute, Kadimastem (CEO), InSight Biopharmaceuticals (Head of Bioprocessing)
Limor Chen, PhD Director of BD	Degree from Weizmann Institute of Science, Teva Pharmaceuticals (Project Leader), BioLineRx (Drug Development Manager)

Leadership – Board of Directors

Board	
Prof. Avner Rotman, PhD Chairman of the Board	Biodar (CEO), Rodar (Founder), Israel Biotech Organization (Chairman, Steering committee)
Jack Rosen Director	Rosen Partners LLC (Founder), CompreMedx Chairman), Kuala Healthcare (CEO&President), Fusion Telecommunications (Director)
Dr. George Lowell, MD Director	ID Biomedical (CSO), Intellivax (Founder), Walter Reed General Hospital (Consultant)
Prof. Moshe Many, M.D, PhD Director	Teva Pharmaceuticals (Vice Chairman), Maccabi Health Care Fund (Deputy Chairman), Elbit Imaging (Director)
Rami Epstein, LLM Founder and Director	IDgene Pharmaceuticals (COO)
Ron Babecoff, DMV Founder President and CEO	Omrix Pharmaceuticals Ltd (Marketing Manager), Dexcel Pharma Technologies Ltd. (Formerly Dexxon, Regional Export Manager))
Prof. Liora Katzenstein External Director	Clal Industries & Investments (Director), Bezeq Globe (Director), RadWare and RadVision (Director)
Irit Ben Ami External Director	Pitaro-Ben Ami Attorneys (Partner), Israel Petrochemical Enterprises (Director), Medivie Therapeutic Ltd. (Director)

IP: Comprehensive and Expanding Coverage

Title	Int'l. Publication	Subject Matter	Priority & Assignee	Status	Expiry
Peptide-Based Vaccine for Influenza	WO 00/032228	Vaccine comprising different epitopes of the virus	11/30/1998 Yeda R&D licensed to BiondVax	**Granted:** USA, Israel, Australia, Korea, Mexico, New Zealand, Canada, Hong Kong, Austria, Belgium, France, Germany, Italy, Netherlands, Sweden, Spain, Switzerland, UK	Nov 2019 (May 2020 for US-1)
Improved Influenza Vaccine	WO 2007/0663 34	Wide –range vaccines – broad strain and extended protection	12/6/2005 Yeda R&D licensed to BiondVax	**Granted:** USA, Australia, Austria, Belgium, Canada, Denmark, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Sweden, Spain, Switzerland, UK **Allowed:** Israel,	Dec 2026 (Jan 2017 for US)
Multimeric Multi-Epitope Influenza Vaccines	WO 2009/0166 39	Vaccines comprising multiple copies of several epitopes – current product	8/2/2007 BiondVax	**Granted:** US, Mexico, Russia, Australia, China, Hong Kong, Japan **Filed:** Brazil, Canada, India, Korea **Under Examination:** Israel **Allowed:** Europe	Aug 2028 (Aug 2031 for US)
Multimeric Multi-Epitope Polypeptides in improved Seasonal and Pandemic Influenza Vaccines	WO 2012/1143 23	Use of Multimeric as a primer to conventional vaccines	BiondVax	**Filed:** Australia, Canada, USA **Under Examination:** China	Feb 2031
Vaccine Compositions of Multimeric- Multi-epitope Influenza Polypeptides and their Production		Production & formulation	BiondVax	**US Provisional filed :** April 2014	April 2035

M-001: Broad Coverage by Design

High Homology with Seasonal & Pandemic Strains

Epitope in M-001	Homology to Influenza Type & Strains	
HA	A	H3N2, **H5N1, H5N8, H7N9, H10N8**
NP	A	**H1N1**, H3N2, **H5N1, H5N8, H7N7, H7N9, H10N8**
NP	A	H1N2, H2N2, H3N2, **H5N8, H7N7, H7N9, H10N8**
NP	A	**H1N1**, H1N2, H2N2, H3N8, **H5N1**, H5N2, **H5N8**, H5N9, **H6N1**, H6N2, H6N9, **H7N7, H7N9**, H9N2, **H10N8**, H11N1, H11N8, H11N9, H14N5
M1	A	**H1N1**, H3N2, H4N6, **H5N1**, H5N2, H5N3, **H5N8, H6N1**, H7N3, **H7N7, H7N9**, H9N2, **H10N8**
HA	A	H3N2
HA	A	H1N1
HA	A	H3N2
HA	B	**Both Victoria and Yamagata lineages:** B/Hong Kong/330/2001; B/Beijing/1/87; B/Singapore/222/79; B/Oregon/5/80; B/Shangdong/7/97; B/Memphis/13/03; B/Los Angeles/1/02; B/Nebraska/1/01; B/Hong Kong/548/2000 B/Hong Kong/156/99; B/Vienna/1/99;strain B/Lee/40 and many more...

Homology to influenza strains was determined by Blast search in NCBI data base